For information, contact:

Rosalind Morville

Sr. Public Relations Manager

Pegasystems Inc.

(617) 866-6029

rosalind.morville@pega.com

Darlene Doyle

Account Manager

Lois Paul and Partners

(781) 782-5868

darlene_doyle@lpp.com

Pegasystems Appoints Edward Hughes Global Sales Executive

Sales Team Strengthened with Global Appointment

CAMBRIDGE, Mass., February 27, 2006 -- Pegasystems Inc. (Nasdaq: PEGA), the leader in unified process and rules technology, today announced the appointment of Edward Hughes as senior vice president, Global Sales.

"Pegasystems is the leader in a growing market," said Edward Hughes. "I am excited to join this world-class company and help foster continued growth on a world-wide basis."

Edward Hughes joins Pegasystems with an extensive sales background including domestic and international experience. Most recently at IBM, in his role as vice president of Sales, he led sales in the Americas for the Software Development Tools group. Previously, Hughes was vice president of Sales for Rational Software, responsible for the pan-European organization including sales, service and support. He began his software sales career at Compuware Corporation, a recognized leader in enterprise software and IT services.

Alan Trefler, CEO and founder commented, "We are delighted to welcome Edward to Pegasystems. His experience with other leading software companies makes him a superb addition to our organization."

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to "build for change™."

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, manufacturing and government markets drive growth and productivity.

Headquartered in Cambridge, MA, Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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